Exhibit 4.4

THIS SECOND SUPPLEMENTAL INDENTURE dated as of the 21st day of December, 2011

BETWEEN:

ENBRIDGE INC. (formerly IPL Energy Inc.), a corporation continued under the laws of Canada and having its head office at Calgary, Alberta

(hereinafter the “Corporation”)

OF THE FIRST PART

-and-

COMPUTERSHARE TRUST COMPANY OF CANADA, a trust company incorporated under the laws of Canada and duly authorized to carry on the trust business in each province of Canada

(hereinafter the “Trustee”)

OF THE SECOND PART

WHEREAS by a trust indenture dated as of October 20, 1997 between the Corporation and the Trustee (which trust indenture and the supplemental indenture to such trust indenture dated as of November 28, 2001 are herein collectively referred to as the “Trust Indenture”) provision was made for the creation and issuance by the Corporation of Debentures;

AND WHEREAS the Corporation wishes to amend the definition of “Generally Accepted Accounting Principles” in the Trust Indenture to provide that references in the Trust Indenture to “Generally Accepted Accounting Principles” shall mean “generally accepted accounting principles which are in effect from time to time in Canada, including those accounting principles generally accepted in the United States of America from time to time, which Canadian corporations are permitted to use in Canada pursuant to Canadian law”;

AND WHEREAS the Corporation wishes to correct Section 5.1(c) of the Trust Indenture for the purpose of internal consistency so that the phrase “accounting principles generally accepted in the jurisdiction of incorporation of the relevant entity consistently applied” is deleted and replaced with the defined term “Generally Accepted Accounting Principles”;

AND WHEREAS Section 14.1 of the Trust Indenture provides that from time to time the Corporation, when authorized by a resolution of the directors, and the Trustee may, subject to the provisions of the Trust Indenture, and they shall, when so directed by the Trust Indenture, execute, acknowledge and deliver by their proper officers deeds or indentures supplemental to the Trust Indenture, which thereafter shall form part of the Trust Indenture, for any one or more of the purposes set out in Section 14.1;

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AND WHEREAS Section 14.1 of the Trust Indenture also provides that the Corporation and the Trustee may correct any typographical or other manifest errors in the Trust Indenture, provided that in the opinion of the Trustee such corrections will not prejudice the rights of the Trustee or of the Debenture holders thereunder, and may execute all such documents as may be necessary to correct such errors;

AND WHEREAS the parties hereto wish to enter into this Second Supplemental Indenture in order to, among other things, properly record and give effect to the amendment and correction to the provisions of the Trust Indenture as hereinafter set forth, all as permitted and authorized by Section 14.1 of the Trust Indenture;

AND WHEREAS this Second Supplemental Indenture is hereinafter referred to as the “Second Supplemental Indenture” and is executed and delivered pursuant to the authorization of the directors of the Corporation;

NOW, THEREFORE, THIS SECOND SUPPLEMENTAL INDENTURE WITNESSES that, in consideration of the premises, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

Article 1

INTERPRETATION
1.1
Interpretation

This Second Supplemental Indenture is supplemental to the Trust Indenture and shall be read in conjunction therewith. Except only insofar as the Trust Indenture may be inconsistent with the express provisions of this Second Supplemental Indenture, in which case the terms of this Second Supplemental Indenture shall govern and supersede those contained in the Trust Indenture only to the extent of such inconsistency, all the provisions of the Trust Indenture shall apply to and shall have effect in the same manner as if they and the provisions of this Second Supplemental Indenture were contained in one instrument. The expressions used in this Second Supplemental Indenture shall, except as otherwise provided herein, have the respective meanings ascribed to them in the Trust Indenture.

Article 2

AMENDMENT AND CORRECTION TO THE TRUST INDENTURE
2.1
Generally Accepted Accounting Principles

The definition of “Generally Accepted Accounting Principles” contained in Section 1.1 of the Trust Indenture shall be deleted in its entirety and replaced with the following:

“Generally Accepted Accounting Principles” means generally accepted accounting principles which are in effect from time to time in Canada, including those accounting principles generally accepted in the United States of America from time to time, which Canadian corporations are permitted to use in Canada pursuant to Canadian law.

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2.2
Keeping of Books

The phrase in Section 5.1(c) of the Indenture “accounting principles generally accepted in the jurisdiction of incorporation of the relevant entity consistently applied” shall be deleted in its entirety and replaced with the defined term “Generally Accepted Accounting Principles”.

Article 3

CONFIRMATION OF TRUST INDENTURE
3.1
Confirmation of Trust Indenture

The Trust Indenture, as supplemented by this Second Supplemental Indenture, shall and will continue in full force and effect and is hereby confirmed.

Article 4

Acceptance of trust by trustee
4.1
Acceptance of Trust

The Trustee hereby accepts the trusts in this Second Supplemental Indenture declared and provided and agrees to perform the same upon the terms and conditions contained herein.

Article 5

GENERAL

5.1
Enurement

This Second Supplemental Indenture shall enure to the benefit of and be binding upon the parties hereto and their successors and permitted assigns.

5.2
Governing Law

This Second Supplemental Indenture shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein and shall be treated in all respects as an Alberta contract.

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IN WITNESS WHEREOF THE PARTIES HERETO have duly executed this Second Supplemental Indenture as of the date first written above.

ENBRIDGE INC.

By:	(Signed) “John K. Whelen”
Name: John K. Whelen Title: Senior Vice President & Controller

By:	(Signed) “Colin K. Gruending”
Name: Colin K. Gruending Title: Vice President, Treasury & Tax

COMPUTERSHARE TRUST COMPANY OF CANADA, as Trustee

By:	(Signed) “Laura Leong”
Name: Laura Leong Title: Corporate Trust Officer

By:	(Signed) “Nazim Nathoo”
Name: Nazim Nathoo Title: Corporate Trust Officer

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